CONSULTING AGREEMENT

         This Consulting Agreement (this "Agreement") is made this 1st day of May 2000, by and between DAC Technologies Group International, Inc., with offices at 3200 North Ocean Boulevard, Suite 1006, Fort Lauderdale, Florida 33308 ("Client ") and James R. Pledger, having his principal residence at 1681 Tyler Green Trail, Smyrna, Georgia 30080. ("Consultant").

         WHEREAS, Consultant has experience in providing sales and marketing information related to gun locks and their use in the firearms industry; and

         WHEREAS, Client has retained and desires to continue to retain the services of Consultant and Consultant desires to serve Client on the terms and conditions set forth below.

         NOW THEREFORE, in consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, Consultant and Client agree as follows:

         A. Engagement. Client hereby engages Consultant to provide Client with services (as defined below), effective as of May1, 2000, and continuing through the Initial Consulting Period (as defined below).

         B. Scope of Services to be Provided. Consultant hereby accepts the engagement on the terms and conditions set forth in the Agreement and agrees to provide the consulting services, which shall consist of but not be limited to:

                  a. Providing sales and marketing information related to gun locks and their use in the firearms industry, and

                  b. Provide information on the use of firearms and related devices by law enforcement, and

                  c.       Assist Client with strategic planning for DAC, and


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

                  d. Assist the President/CEO in the execution of DAC'S business plan and other duties as requested consistent with Consultant's other business relationships.

         C. Term. This Agreement shall have an initial term of one (1) year commencing May 1, 2000, and ending May 1, 2001 (the "Initial Consulting Period"); thereafter, this Agreement may be extended on a year to year basis (the "Extension Period"), subject to mutually agreed upon compensation. Notice to terminate shall be in writing and shall be delivered at least thirty (30) days prior to the end of the Initial Consulting Period or any subsequent Extension Period as provided herein. In the event of termination pursuant to this Paragraph 3, neither party shall have any further rights nor obligation hereunder after the effective date of termination, except that the obligation of Client to pay fees earned and to reimburse costs and expenses of Consultant incurred prior to the effective date of termination in performance of the services shall continue until such fees, costs and expenses are paid in full by Client.

         D. Time and Effort of Consultant. Consultant shall devote that amount of working time, as necessary, on a regular basis, either daily, weekly or otherwise, as needed, to fulfill its obligations under this Agreement. The particular amount of time may vary from day to day or week to week. Consultant agrees that it will at all times, faithfully and to the best of its experience, ability and talents, perform all the duties required of it under this Agreement.

         E. Compensation. Compensation to be paid to Consultant for the services provided under this Agreement shall be in the form of a grant of thirty-seven thousand five hundred "free trading" shares of the Client's common stock ("Shares"), in lieu of cash, valued at this time at approximately 33 cents ($0.33).

         On November 1, 2000, based upon continued performance and services to Client pursuant to the terms of this agreement, Client will grant Consultant a non-qualified stock option to purchase eighteen thousand seven hundred and fifty shares of common stock at market price on that date. Said options will be exercisable within five (5) years. Further, Client will grant Consultant, a non-qualified stock option to purchase eighteen thousand seven hundred and fifty shares of common stock at the market price on May 1, 2001, assuming renewal of this contract. Said options are to be exercisable within five (5) years of the grant date.


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

         F. Registration of Client's Shares. Immediately following the execution date hereof, Client will register the Shares with the SEC under an S-8 registration statement. At Client's sole discretion, the Shares may be issued or reserved for issuance prior to registration in reliance on exemptions from registration provided by Section 4(2) of the Securities Act of 1933 (the "Act"), Regulation D of the Act, and applicable state securities laws. Such issuance on reservation shall be in reliance on representations and warranties of Consultant set forth in Paragraph 14(C) below.

         G. Costs and Expenses. Any necessary and reasonable business expenses incurred by Consultant in carrying out the services set forth under this Agreement with the prior written approval of Client shall be reimbursed by Client within thirty (30) days written notice by Consultant. Unless otherwise agreed and approved in writing in advance, all expenses, filing fees, copies and mailing expenses incurred by Consultant performing the services under this Agreement are the responsibility of Consultant.

         H. Place of Services. The services provided by Consultant hereunder will be performed primarily through Consultant's office, except as otherwise mutually agreed by Consultant and Client. It is understood and expected that Consultant may make contacts with persons and entities and perform services in other locations as deemed appropriate and directed by Client.

         I. Independent Contractor. Consultant will act as an independent contractor in the performance of duties under this Agreement. Accordingly, Consultant will be responsible for payment of all federal, state and local taxes on compensation paid under this Agreement, including income and social security taxes, unemployment insurance, and any other taxes or business license fees as may be required.

         J. No Agency Expressed or Implied. This Agreement neither expressly nor impliedly creates a relationship or principal agent between Consultant and Client. Consultant is not authorized to enter into any agreements on behalf of Client. Client expressly retains the right to approve, in its sole discretion, any and all transactions introduced by Consultant (if any), and to make all final decisions with respect to activities undertaken by Consultant related to this Agreement.

         K. Non Disclosure and Non-use of Confidential Information. Consultant agrees that non-public information concerning the finances, plans, strategies and overall business operations of Client may be highly confidential and proprietary to Client ("Confidential Information"). This Confidential Information includes, but is not limited to, the following:


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

                 a. Non-public information related to the business operations, including financial and accounting information, plans of operations, and potential mergers or acquisitions prior to the public announcement of Client;

                 b. Customer lists, call lists and other non-public customer data of Client;

                 c. Memoranda, notes, records, sketches, plans, drawings and any media used to store, communicate, transmit, record or embody such Confidential Information of Client;

                 d. Information treated, marked or otherwise identified by Client as confidential or as trade secrets. Consultant acknowledges that such Confidential Information represents legitimate, valuable and protected interest of Client and gives Client a competitive advantage, which would otherwise be lost if the Confidential Information was improperly disclosed. Consultant further acknowledges that unauthorized or improper disclosure or use of Confidential Information would cause Client irreparable harm and injury. Consultant therefore agrees that, in perpetuity or for as long as the Confidential Information remains confidential, it will not disclose or threaten to disclose the Confidential Information to any person, partnership, company, corporation, or to any other business or governmental organization or agency without the express written consent of Client, as the case may be. Consultant further agrees not to use or threaten to use the Confidential Information in any way that is not specifically authorized by, or otherwise contrary to the interest of Client, as the case may be. Consultant agrees that unauthorized disclosure or use of Confidential Information constitutes misappropriation of trade secrets and Confidential Information. Consultant further agrees that all ownership rights to the Confidential Information are held or retained by Client as the case may be, and that no right of ownership shall pass to Consultant by virtue of this Agreement or the services provided hereunder.


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


         L. Termination.

                 a. Termination for Cause. The Client, may at its option, terminate this Agreement by giving written notice of termination to Consultant without prejudice to any other remedy to which the Client may be entitled either at law, in equity, or under this Agreement, if Consultant:

                           i. Neglects or willfully breaches the duties that Consultant is required to perform under the terms of this Agreement;

                           ii. Fails to promptly comply with and carry out reasonable and appropriate directives of Client's Board of Directors;

                           iii. Commits any dishonest or unlawful act, in the judgment of Client's Board of Directors, which judgment is based on reasonable legal standards;

                           iv. Engages in any conduct which disrupts the business of Client or any entity affiliated with Client;

                           v. If found to have engaged in such conduct, prior to or subsequent to the date hereof, that may preclude client from obtaining any local, state or federal regulatory approval of Client's licenses or application of any required in Client's business.

                  b. Termination Other Than For Cause. This Agreement shall terminate immediately on the occurrence of any the following events:

                           i. The occurrence of circumstances, in the judgment of Client's Board of Directors, that makes it impracticable for Client to continue in its present line(s) of business;

                           ii.      The decision of and upon notice by
                                    Consultant to voluntarily terminate this
                                    Agreement;

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


                           iii. If either party files a petition in a court of bankruptcy or is adjudicated as bankrupt;

                           iv. If either party institutes or has instituted against it any bankruptcy proceeding for reorganization for rearrangement of the party's financial affairs;

                           v. If either party has a receiver of the party's assets or property appointed because of insolvency;

                           vi. If either party makes a general assignment for the benefits of creditors; or

                           vii If either party otherwise becomes insolvent or unable to timely satisfy all obligations in the ordinary course of business.

                 c. Effect of Termination on Compensation. In the event of the termination of this Agreement for other than cause prior to the completion of the Initial Consulting Period, Consultant shall be entitled to the compensation earned and to the rights under the option vesting prior to the date of termination as provided for in this Agreement, computed pro rata up to and including that date. Consultant shall be entitled to no further compensation after the date of termination.

         M. Representations and Warranties of Client. Client represents and warrants to Consultant that:

                 a. Corporate Existence. Client is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida with corporate power to own property and carry on its business as it is now being conducted.

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

                 b. Financial Information. Client has or will cause to be delivered concurrently with the execution of this Agreement, copies of the Disclosure Documents which accurately sets forth the financial condition of Client as of the respective dates of such documents.

                 c. No Conflict. This Agreement has been duly executed by Client and the execution and performance of this Agreement will not violate or result in a breach of, or constitute a default in any agreement, instrument, judgment, decree or order to which Client is a party or to which Client is subject, nor will such execution and performance constitute a violation or conflict of any fiduciary duty to which Client is subject.

                 d. Full Disclosure. The information concerning Client provided to Consultant pursuant to this Agreement is, to the best of Client's knowledge and belief, complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

                 e. Date of Representations and Warranties. Each of the representations and warranties of Client set forth in this Agreement is true and correct at and as of the date of execution of this Agreement.

         N. Representations and Warranties of Consultant. Consultant represents and warrants to Client that:


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


                 a. Prior Experience. Consultant has experience in the area of sales and marketing of gun locks and firearms, and the use of firearms and related devices used by law enforcement.

                 b. No Conflict. This Agreement has been duly executed by Consultant and the execution and performance of this Agreement will not violate, or result in a breach of, or constitute a default in any agreement, instrument, judgment, decree or order to which Consultant is a party or to which Consultant is subject, nor will such execution and performance constitute a violation or conflict of any fiduciary duty to which Consultant is subject.

                 c.        Registration and/or Exemption of the Shares.
                           Consultant understands and acknowledges that any shares issued or reserved for issuance prior to registration will be so issued or reserved in reliance on the exemptions from registration provided by Section 4(2) of The Act, Regulation D and applicable state securities laws. Representation and warranties by Consultant in this Paragraph 14(c) will be used and relied upon by Client to determine whether any issuance of the Shares may be made to Consultant pursuant to Section 4(2) of The Act and Regulation D and applicable state securities laws, and Consultant will notify Client immediately of any material changes to the representations made herein. In this regard, Consultant represents and warrants that:

                           i. Consultant has been furnished with a copy of Client's most recent Annual Report on Form 10-KSB-A and all reports or documents required to be filed under Sections 13(a), 14(a) and 15(d) of the Securities and Exchange Act of 1934, as amended, including, but not limited to quarterly reports on Form 10-QSB, current reports on Form 8-K and proxy statements (the "Disclosure Documents"), if any.


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

                           ii Consultant has had the opportunity to ask questions and receive answers concerning the terms and conditions of the Shares to be issued and/or reserved for issuance, and to obtain any additional information which Client possesses or can acquire with out unreasonable effort or expense necessary to verify the accuracy of information furnished under Paragraph 14(c)(i) of this Agreement.

                           iii By reason of Consultant's knowledge and experience, Consultant is capable of evaluating the merits and risks of this transaction and in bearing the economic risks of an investment in the Shares and Client in general, and fully understands the speculative nature of such securities and the possibility of such loss.

                           iv       The present financial condition of
                                    Consultant is such that Consultant is not under any present or contemplated future need to dispose of any portion of the Shares, if any, to satisfy an existing or contemplated undertaking, need or indebtedness.

                           v Consultant is fully aware that any Shares issued to Consultant prior to registration will be Restricted Securities as defined by Rule 144 of the Act and that any resale of such securities by Consultant may be governed by Rule 144. Consultant is further aware of the specific restrictions on resale of such securities contained in Rule 144.

                           vi Consultant will not sell, transfer or otherwise dispose of any Shares issued or reserved for issuance hereunder prior to registration except in compliance with the Act.

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


                           vii Any and all certificates representing the Shares issued prior to registration of such Shares and any and all securities issued in replacement hereof or in exchange, therefore, shall bear the following or comparable legend:

                                            The Shares represented by this
                                            Certificate have not been registered
                                            under the Securities Act of 1933
                                            (the "Act") and are "restricted
                                            Securities" as that term is defined
                                            in Rule 144 under the Act. The
                                            shares may not be offered for sale,
                                            sold or otherwise transferred except
                                            pursuant to an effective
                                            registration statement under the Act
                                            or pursuant to an exemption from
                                            registration under the Act, the
                                            availability of which is to be
                                            established to the satisfaction of
                                            the Company.

                 d. Date of Representations and Warranties. Each of the representations and warranties of Consultant set forth in this Agreement is true and correct at and as of the date of execution of this Agreement.

         O. Indemnification. Client and Consultant agree to indemnify, defend and hold each other harmless from and against all demands, claims, actions, losses, damages, liabilities, costs and expenses, including without limitation, interest, penalties and attorney's fees and expenses asserted against or imposed or incurred by either party of or resulting from a breach of any representation, warranty, covenant, condition or agreement of the other party to this Agreement.

         P. Agreement Does Not Constitute Corrupt Practice - Domestic or
Foreign.

Any and all payments under this Agreement constitute compensation for services performed and this Agreement and all payments and the use of payments by Consultant do not and shall not constitute an offer, payment or promise or authorization of payment of any money or gift to an official or political party of, or candidate for political office within or outside the United States. These payments may not be used to influence any act or decision of any official, party or candidate to use his/her/its influence with a government to assist Client in obtaining, retaining or directing business to Client, or any office or employee of a government or any person acting in an official capacity for or on behalf of any government; the term "government' includes any department, agency or instrumentality of a government.


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

         Q. Inside Information - Securities Laws Violations. In the course of the performance of his duties, Consultant may become aware of information which may be considered "Inside Information" within the meaning of the Federal Securities Laws, Rules and Regulations. Consultant acknowledges that its use of such information to purchase or sell securities of Client, or its affiliates, or to transmit such information to any other party with a view to buy, sell or otherwise deal in the securities of Client or its affiliates, is prohibited by law and would constitute a breach of this Agreement and notwithstanding the provision of this Agreement, will result in the immediate termination of the Agreement. Consultant agrees to abide by standards of the corporation pertaining to Inside Information as provided by Client and stated above.

         R. Non-Exclusive Services. Client agrees that the services to be provided herein are not exclusive. Consultant shall be free to render services of the same nature or of a similar nature to any other individual or entity during the term hereof, without the written consent of Client. Consultant understands and agrees that Client shall not be prevented or barred from retaining other persons or entities to provide services of the same nature or similar nature as those provided by Consultant.

         S. Specific Performance. Consultant and Client acknowledge that in the event of a breach of this Agreement by either party, money damages would be inadequate and the non-breaching party would have no adequate remedy at law. Accordingly, in the event of any controversy concerning the rights or obligations under this Agreement, such rights or obligations shall be enforceable in a court of equity by a decree of specific performance. Such remedy, however, shall be cumulative as non-exclusive and shall be in addition to any other remedy to which the parties may be entitled.

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
         T. Miscellaneous.

                 a. Subsequent Events. Consultant and Client each agree to notify the other party if, subsequent to the date of this Agreement, either party incurs obligations which could compromise their efforts and obligations under this Agreement.

                 b. Amendment. This Agreement may be amended or modified at any time and in any manner only by an instrument, in writing, executed by the parties hereto.

                 c. Further Actions and Assurances. At any time and from time to time, each party agrees, at its or their expense, to take actions and to execute and deliver documents as may be reasonably necessary to effectuate the purpose of this Agreement.

                 d. Waiver. Any failure of any party to this Agreement to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed. The failure of any party to this Agreement to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision or a waiver of the right of such party thereafter to enforce any such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

                 e. Assignment. Subject to Paragraph 20(o) below, neither this Agreement nor any right created by it shall be assignable by either party without the prior written consent of the other.

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

                 f. Notices. Any notice or other communication required or permitted by this Agreement must be in writing and shall be deemed to be properly given when delivered in person to an officer of the other party, when deposited in the United States mail for transmittal by certified or registered mail, postage prepaid, or when deposited with a public telegraph company for transmittal, or when sent by facsimile transmission charges prepaid, provided that the communication is addressed:

                           i.       In the case of Consultant:
                                    James R. Pledger
                                    1681 Tyler Green Trail
                                    Smyrna, Georgia 30080
                           ii       In the case of Client:

                                    DAC Technologies Group International, Inc.
                                    3200 North Ocean Boulevard
                                    Suite 1006
                                    Fort Lauderdale, Florida 33308

                           or to such other person or address designated by Client or Consultant to receive notice.

                 g. Headings. The paragraph and subparagraph heading in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                 h. Governing Law. This Agreement was negotiated and is being contracted for in the State of Florida and shall be governed by the laws of the State of Florida, notwithstanding any conflict of law provision to the contrary.

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

                 i. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                 j. Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

                 k. Entire Agreement. This Agreement contains the entire agreement between the parties hereto and supersedes any and all prior agreements, arrangements or understandings between the parties relating to the subject matter of this Agreement. No oral understandings, statements, promises or inducements contrary to the terms of this Agreement exist. No representations, warranties, covenants or conditions, express or implied, other than as set forth herein, have been made by any party.

                 l. Severability. If any part of this Agreement is deemed to be unenforceable, the balance of the Agreement shall remain in full force and effect.

                 m. Facsimile Counterparts. A facsimile, telecopy, or other reproduction of this Agreement may be executed by one or more parties hereto and such executed copy may be delivered by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

                 n. Termination of Any Prior Agreements. Effective the date hereof, all prior rights of Consultant relating to the accrual or payment of any form of compensation or other benefits from Client based upon any agreements other than this Agreement, whether written or oral, entered into prior to the date hereof, are hereby terminated.

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

                 o. Consolidation or Merger. Subject to the provisions of Paragraph 12 hereof, in the event of a sale of the stock, or substantially all of the stock of Client, or consolidation or merger of Client with or into another corporation or entity, or the sale of substantially all of the operating assets of the Client to another corporation, entity or individual, Client may assign its rights and obligations under this Agreement to its successor-in-interest and such successor-in-interest shall be deemed to have acquired all rights and assumed all obligations of Client hereunder; provided, however, that in no event shall the duties and services of Consultant provided for in Paragraph 2, hereof, or the responsibilities, authority or powers commensurate therewith, change in any material respect as a result of such sale of stock, consolidation, merger or sale of assets.

                 p. Time is of the Essence. Time is of the essence of this Agreement and of each and every provision hereof.

                 q. Arbitration. Except for injunctive relief or specific performance contemplated by Paragraph 19, any dispute, claim or controversy arising from this Agreement shall be settled in binding arbitration before the Commercial Rules of the American Arbitration Association. Venue for such proceeding shall be in Fort Lauderdale, Florida.

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

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date above written.

                                      CONSULTANT:


                                      James R. Pledger

                                      By:/s/ James R. Pledger
                                         --------------------
                                         James R. Pledger



                                      CLIENT:

                                      DAC Technologies Group International, Inc.

                                      By: /s/ David A. Collins
                                          --------------------
                                          David A. Collins, President





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